Exhibit 99.1

Contact: Anthony R. Shupin       2150 Highway 35
DDSI                             Suite 250
Phone 732 359 0260               Sea Girt, NJ 08750
Fax 732 359 0265                 Toll Free: 866 263 0682

CGM                              223 Churchill Avenue
Applied Security Technologies    Somerset, NJ 08873
Phone 732 448 1400
Fax 732 448 1406

Press Release

Digital Descriptor Systems, Inc.

DDSI acquires CGM Security Solutions, Inc. a leading manufacturer of specialty products for global supply chain security.

SEA GIRT, N.J. March 1, 2005: Digital Descriptor Systems, Inc. (symbol: DDSI) has announced it has acquired substantially all of the assets of CGM Security Solutions, Inc., a Florida corporation ("CGM"), for $1,500,000 in cash and a 2.86% promissory note in the principle amount of $3,500,000, subject to adjustment.

A manufacturer of specialized security products for the packaging, cargo and transportation industries since 1977, the new operation will be called CGM Applied Security Technologies, Inc., a DDSI company. "CGM's excellent reputation, and extensive experience in Supply Chain security issues, combined with its licensed and patented technologies made it a perfect fit for our growth strategy," states Anthony Shupin, President and CEO of DDSI. "Our combined talents and technologies provide a powerful solution-set to the needs of domestic and global agencies or companies dealing with the process of accurate identification and asset security. The acquisition also allows us to immediately expand DDSI's product and services offering to our 300+ client base of law enforcement and criminal justice agencies."

In connection with the acquisition, the Company and CGM Sub each entered into an employment agreement with the founder and principal shareholder of CGM Security Solutions, Inc., Erik Hoffer, for a three-year period and one-year period, respectively. Mr. Hoffer will remain as president of the new subsidiary. "With over 2000 regular clients and world wide distribution, CGM looks forward to joining with DDSI. Our venture will enable us to further expand CGM's sales coverage and refine our line of products to adapt to a changing world supply chain," comments Erik Hoffer.

The corporate Headquarters for the combined enterprise will remain in Sea Girt, New Jersey. CGM will remain in its Somerset Corporate plant and office location as well as its main factory in Staten Island, NY.

ABOUT CGM APPLIED SECURITY TECHNOLOGIES, INC.

CGM is a leading manufacturer and distributor of indicative and barrier security seals, security tapes and related packaging security systems, protective security products for palletized cargo, physical security systems for tractors, trailers and containers as well as a number of highly specialized authentication products. The Internet Web-site address is www.tamper.com.

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ABOUT DIGITAL DESCRIPTOR SYSTEMS, INC.

DDSI develops, markets, implements and supports integrated enterprise-wide image applications designed especially for criminal justice organizations. With more than 300 customers worldwide, DDSI is an industry-leading imaging solutions provider. The Company's customers include states, cities, counties, corrections, justice, and public safety agencies. In addition to the current criminal justice marketplace, DDSI is introducing its technology into other commercial markets such as cargo and transportation, access control and the biometric identification industry. Digital Descriptor Systems, Inc. is headquartered in Sea Girt, New Jersey. The Internet Web-site address is HTTP://WWW.DDSI-CPC.COM.

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"Safe Harbor" Statement under the Private Securities Litigation Reform Act of
1995: Statements in this press release regarding DDSI's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. Please invest wisely. DDSI invites you to examine our 2003 10K and 8K filings for more information regarding the company and this transaction.